EXHIBIT 23


                        INDEPENDENT AUDITORS' CONSENT




The Board of Directors and Shareholders
Bancorp Rhode Island, Inc.


We consent to incorporation by reference in the registration statements on Form S-8, File Nos. 333-46438, 333-89148 and 333-107130, of Bancorp Rhode
Island, Inc. of our report dated February 27, 2004, relating to the consolidated balance sheets of Bancorp Rhode Island, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the Annual Report on Form 10-K and to reference to our firm under the heading "Selected Financial Data." Our report refers to the adoption of Statement of Financial Accounting Standards ("SFAS") 142, "Goodwill and Other Intangible Assets" and SFAS 147, "Acquisitions of Certain Financial Institutions."


/s/ KPMG LLP


Providence, Rhode Island
February 27, 2004


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